Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ouster, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,867,887 (2)	$7.76 (3)	$30,014,803.12	$153.10 per $1,000,000	$4,595.27

Total Offering Amounts					$30,014,803.12		$4,595.27

Total Fee Offsets (4)							$0

Net Fee Due							$4,595.27

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Ouster, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Velodyne Lidar, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (a) 2,898,539 shares of the Company’s common stock (“Common Stock”) that became issuable under the 2021 Plan pursuant to its terms and (b) 969,348 shares of the Company’s Common Stock that became issuable under the 2020 Plan pursuant to its terms.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Global Select Market on March 14, 2025.

(4)	The Company does not have any fee offsets.